Exhibit 10.2

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (“Agreement”) is entered into by and between
Sam Yagan (“Advisor”) and Match Group, Inc., a Delaware corporation (the “Company”), and is effective January 1, 2016 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Advisor, on the terms and conditions hereinafter set forth, and Advisor is willing to perform such services on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Advisor and the Company have agreed and do hereby agree as follows:

1.ADVISORY SERVICES. As of the Effective Date: (i) Advisor shall commence performing advisory services for the Company and its subsidiaries in connection with a variety of issues and matters, including (but not limited to) those regarding the business, strategy and operations of the Company and its subsidiaries, creative and product innovation for the Company’s various brands, personnel matters and special projects, with the exact nature and scope of such services to be determined by the Company’s Chairman and/or board of directors from time to time; (ii) Advisor agrees to serve, when appointed, as Vice Chairman (in a non-executive capacity) of the Company’s board of directors; and (iii) Advisor hereby resigns from his position as the Company’s Chief Executive Officer (“CEO”), together with any and all other positions occupied by Advisor as an officer or employee of the Company or any subsidiary or affiliate of the Company.

2.
TERM AND TERMINATION. The term of this Agreement shall be one (1) year, unless earlier terminated by either party by written notice given at least thirty (30) calendar days before the desired termination date (the “Term”) or extended by written agreement of the parties.

3.COMPENSATION. Subject to the terms of Exhibit A hereto, the Company shall: (i) pay Advisor an annual advisory fee of $750,000, payable in bi-weekly installments over the course of the twelve (12) month period following the Effective Date; (ii) the Company shall vest, as of the Effective Date, those Company stock options listed on Exhibit B hereto, all of which were previously granted to Advisor in his capacity as an employee of the Company; (iii) the Company shall reimburse Advisor for Advisor’s reasonable business expenses incurred in connection with Advisor’s duties hereunder; and (iv) the Company shall permit Advisor to continue to use his laptop and any other equipment or devices issued to him by the Company as well as his Company email address.

4.NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	Match Group, Inc.
8300 Douglas Avenue, Suite 800
Dallas TX 75225

If to Advisor:	At the most recent address for Advisor on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5.GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Texas without reference to its principles of conflicts of laws. Any such dispute will be heard and determined before an appropriate federal court located in the State of Texas in Dallas County, or, if not maintainable therein, then in an appropriate Texas state court located in Dallas County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto: (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it (subject to exhaustion of applicable appeals) and may be enforced against it in the courts of any other jurisdiction.

6.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.TERMINATION OF PRIOR AGREEMENTS. This Agreement and any applicable agreements relating to Advisor’s Company and IAC/InterActiveCorp equity awards (subject to the terms herein) constitute the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Advisor acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Advisor has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

8.ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

9.WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Advisor hereunder, as may be required from time to time by applicable law, governmental regulation or order.

10.	SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). It is intended that any amounts payable under this Agreement and the Company’s and Advisor’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

(b)To the extent that any reimbursement pursuant to this Agreement is taxable to Advisor, Advisor shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Advisor pursuant to such provision shall be paid to Advisor on or before the last day of Advisor’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Advisor receives in one taxable year shall not affect the amount of such benefits that Advisor receives in any other taxable year.

(c)In no event shall the Company be required to pay Advisor any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Advisor hereunder. The Company agrees to take any reasonable steps requested by Advisor to avoid adverse tax consequences to Advisor as a result of any benefit to Advisor hereunder being subject to Section 409A, provided that Advisor shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps.

11.	HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

12.REMEDIES FOR BREACH. Each party (the “Non-Breaching Party”) expressly agrees and understands that it or he will notify the other party (the “Breaching Party”) in writing of any alleged breach of this Agreement by the Breaching Party, and if such breach is curable, the Breaching Party will have thirty (30) days from receipt of the Non-Breaching Party’s notice to cure any such breach.

Advisor expressly agrees and understands that the remedy at law for any breach by Advisor of the terms of Exhibit A will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Advisor’s violation of any provision of Exhibit A, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Advisor of any of the provisions of this Agreement, including Exhibits A and B, which may be pursued by or available to the Company.

13.WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

14.SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: January 1, 2016	MATCH GROUP, INC.
/s/ Gregory Blatt
	By:	Gregory R. Blatt
	Title:	Chief Financial Officer

ADVISOR
/s/ Sam Yagan
Sam Yagan

Exhibit A

1.CONFIDENTIALITY. Advisor acknowledges that, while performing advisory services for the Company, Advisor will occupy a position of trust and confidence. The Company, its subsidiaries and/or affiliates shall provide Advisor with “Confidential Information” as referred to below. Advisor shall not, except as may be required to perform advisory services hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Advisor’s breach of the terms hereof) and that was learned or developed by Advisor in the course of performing services for the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Advisor acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Advisor agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Advisor’s relationship with the Company or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Advisor in the course of Advisor’s relationship with the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

2.NON-COMPETITION. In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Advisor, Advisor hereby agrees and covenants that, during the Term and for so long as the Company is making bi-weekly advisory fee installment payments to Advisor, Advisor shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 2(b): (i) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or planned to provide such Similar Products during Advisor’s previous employment with the Company and the Term; (ii) “Similar Products” means any products or services that are related to online dating; and (iii) Advisor shall be considered to have become “associated with a Competitive Activity” if Advisor becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

Exhibit A

Notwithstanding the foregoing, Advisor may make and retain investments, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Advisor is not otherwise affiliated with such corporation and/or minority investments in any privately-held companies in which Advisor plays no active role as an advisor, employee, or board member. Advisor acknowledges that Advisor’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.

For so long as Advisor serves as a member of the Company’s board of directors, if a given Competitive Activity permitted by this Section 2 conflicts with the Match Group, Inc., Code of Business Conduct and Ethics, then Advisor shall be prohibited from engaging in such Competitive Activity.

3.NON-SOLICITATION OF EMPLOYEES. Advisor recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter- personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Advisor recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Advisor because of Advisor’s relationship with the Company. Advisor agrees that, during the Term and for so long as the Company is making bi-weekly advisory fee installment payments to Advisor, Advisor will not, directly or indirectly, hire or solicit or recruit any employee of: (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Advisor had/has direct contact during his previous employment with the Company or the Term, in each case, for the purpose of being employed by Advisor or by any business, individual, partnership, firm, corporation or other entity on whose behalf Advisor is acting as an agent, advisor, representative or employee and that Advisor will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Advisor performing services hereunder.

4.
NON-SOLICITATION OF BUSINESS PARTNERS. During the Term for so long as the Company is making bi-weekly advisory fee installment payments to Advisor, Advisor shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of: (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Advisor had/has direct contact during his previous employment with the Company and the Term, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.

5.OFFSET. If Advisor performs advisory services for, or obtains employment with, a third party, during the Term and for so long as the Company is making bi-weekly advisory fee installment payments to Advisor, the amount of any remaining advisory fee installment payments shall be reduced by the amount of any fees and/or salary (but not, for the avoidance of doubt, any equity based compensation) earned by Advisor from such services or employment. Advisor shall have an obligation to inform the Company regarding his performance of advisory services for and/or employment with third parties at any time during which the Company is obligated to make bi-weekly advisory fee installment payments to Advisor.

Exhibit B

In exchange for the general release below and other promises contained herein, the unvested stock options listed below shall vest as of the Effective Date and shall remain outstanding and exercisable through the later of whichever of the following dates is applicable (the “the Option Exercise End Date”): (i) March 31, 2016, (ii) if Advisor serves as Vice Chairman (in a non-executive capacity) of the Company’s board of directors: (x) December 31, 2016, so long as Advisor continues to serve as a member of the Company’s board of directors through such date; or (y) the date on or prior to December 31, 2016 on which Advisor ceases to serves as a member of the Company’s board of directors; provided, however, that in no event will the Option Exercise End Date be later than the end of the applicable option term.

# of Stock Options to Vest at 1/1/16	Grant Date	Exercise Price
620,986	2/11/14	$11.06
407,701	2/11/15	$13.97
271,801*	2/11/15	$13.97
* Vesting shall be further subject to the satisfaction of the relevant performance goals.

Also in exchange for the general release below and other promises contained herein, the vested stock options listed below shall remain outstanding and exercisable through the Option Exercise End Date (as such term is defined above).

# of Vested Stock Options Outstanding at 1/1/16	Grant Date	Exercise Price
1,705,985	6/8/11	$6.99
1,514,567	12/17/12	$8.20
748,175	2/11/14	$11.06

General Release by Advisor

For and in consideration of the payments and promises made by the Company herein and other good and valuable consideration, you and your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge the Company and its affiliates, and its and their divisions, branches, predecessors, successors, assigns, and its and their past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers and fiduciaries, in their individual and representative capacities (collectively, the “Releasees”) of and from any and all actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands (including attorneys’ fees, costs and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever related to your employment with or severance from the Company, including without limitation with respect to wrongful or tortious termination, constructive discharge, breach of implied or express employment contracts and/or estoppel, discrimination and/or retaliation, libel, slander, non-payment of wages or other compensation, including grants of stock options or any other equity compensation, in each case, under any federal, state or local laws, statutes, rules or regulations of any type or description, including, without limitation: under Title VII of the Civil Rights Act; the Civil Rights Act of 1991; the Rehabilitation Act; the National Labor Relations Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; and the Reconstruction Era Civil Rights Act; each as amended; and any other claim of discrimination, harassment or retaliation in employment

Exhibit B

(whether based on federal, state or local law, statutory or decisional), which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date on which you sign this general release. Without limiting the generality of the foregoing, except as expressly set forth below, the Releasors expressly waive any right or claim for reinstatement of employment, backpay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical or hospitalization benefits, accidental death and dismemberment coverage, long term disability coverage, stock or other interests in the Company or any affiliate thereof, life insurance benefits, overtime, severance pay and/or attorneys’ fees or costs with respect to or derivative of such employment with the Company or the severance thereof.

You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this general release. Therefore you agree that you will not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this general release. Notwithstanding anything to the contrary set forth in this general release, you do not release, waive or discharge the Company from: (i) any claims to seek to enforce the Advisory Agreement between you and the Company, dated as of January 1, 2016, and/or any agreements relating to your Company and IAC/InterActiveCorp equity awards or (ii) any claims for indemnification or contribution with respect to any liability incurred by you as a director or officer of the Company.

For the purpose of implementing a full and complete release and discharge of the Releasees, you acknowledge that this general release is intended to include in its effect, without limitation, all claims or other matters described in this general release that neither party knows or suspects to exist in your favor at the time of execution hereof, and that this general release contemplates the extinguishment of any and all such claims or other such matters. The Releasees who are not a party to this Agreement are third party beneficiaries of this Agreement and are entitled to enforce its provisions.

You acknowledge and agree that, in deciding to execute this general release, you have read this general release and have had a reasonable period of time to consider its terms and effects and to ask any questions that you may have of anyone, and that you have executed this general release voluntarily and with full understanding of its terms and its effects on you, and that no fact, evidence, event or transaction currently unknown to you (but which may later become known to you) will affect in any way or manner the final and unconditional nature of this general release. You further acknowledge that: (i) the general release provided for herein is granted in exchange for the receipt of consideration that exceeds the amount to which you would otherwise be entitled to receive upon the termination of your employment with the Company; (ii) the waiver of rights under this general release is knowing and voluntary; (iii) you are hereby advised by the Company in writing to consult with an attorney, tax and/or financial advisor of your choice before signing this general release and that the Company has not provided to you any legal, tax or financial advice in connection with the same; and (iv) you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any terms or provisions of this general release. This general release will be effective as of the date on which you sign it (the “Effective Date”). In the event that you do not accept this general release as set forth above, the obligation of the Company to with respect to the vesting of the stock options listed above shall immediately become null and void.

Exhibit B

BY SIGNING THIS GENERAL RELEASE, YOU STATE THAT:

(a)YOU HAVE READ THIS GENERAL RELEASE AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b)YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS GENERAL RELEASE AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

(c)	YOU AGREE WITH EVERYTHING IN THIS GENERAL RELEASE;

(d)YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE, HAVE BEEN ADVISED OF SUCH RIGHT AND IN FACT DID CONSULT WITH AN ATTORNEY;

(e)YOU HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY; AND

(f)THIS GENERAL RELEASE INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS DESCRIBED ABOVE.

/s/ Sam Yagan
Sam Yagan
Date: January 1, 2016